EXHIBIT 11

                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)


                                        Three months ended     Nine months ended
                                           September 30,         September 30,
                                         -----------------     -----------------
                                          1999      1998        1999      1998
                                         -------   -------     -------   -------
Net earnings                             $18,732   $15,644     $48,339   $39,092
                                         =======   =======     =======   =======
Weighted average shares:
     Common shares outstanding            64,260    64,032      64,013    63,957

     Common equivalent shares issuable
     upon exercise of employee stock
     options                               1,211     1,077       1,240     1,236
                                         -------   -------     -------   -------

Diluted weighted average shares           65,471    65,109      65,253    65,193
                                          ======    ======      ======    ======

Basic earnings per share                 $   .29   $   .24     $   .76   $   .61
                                         =======   =======     =======   =======

Diluted earnings per share               $   .29   $   .24     $   .74   $   .60
                                         =======   =======     =======   =======